UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 3, 2020

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Units	NEP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS
Item 1.01 Entry into a Material Definitive Agreement
As previously disclosed, on December 3, 2020, NextEra Energy Partners, LP (NEP) issued $600 million in aggregate principal amount of its 0% convertible senior notes due 2025 (the notes) pursuant to an indenture dated as of December 3, 2020 among NEP, NextEra Energy Operating Partners, LP (NEP OpCo), as guarantor, and The Bank of New York Mellon, as trustee. The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on November 15, 2025, unless converted in accordance with their terms or repurchased prior to such date. The net proceeds from the sale of the notes were approximately $589 million, after deducting the initial purchaser's discount and the estimated offering expenses payable by NEP. The notes were sold to the initial purchaser thereof in reliance upon an exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (Securities Act), for resale to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes are unsecured obligations of NEP and are absolutely and unconditionally guaranteed, on a senior unsecured basis, by NEP OpCo. A holder may convert all or a portion of its notes at any time prior to the close of business on the business day immediately preceding the maturity date in accordance with the indenture. Upon conversion, NEP will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, NEP common units or a combination of cash and common units, at NEP's election, in respect of the remainder, if any, of NEP's conversion obligation in excess of the aggregate principal amount of the notes being converted.

The conversion rate is initially 13.1296 NEP common units per $1,000 principal amount of notes, which rate is equivalent to an initial conversion price of approximately $76.1638 per NEP common unit, representing a premium of approximately 20% above the $63.47 closing price of NEP common units on November 30, 2020. The conversion rate is subject to adjustment in certain circumstances, as set forth in the indenture. In addition, upon the occurrence of a make-whole fundamental change (as defined in the indenture), NEP will, in certain circumstances, increase the conversion rate by a number of additional NEP common units for a holder that elects to convert its notes in connection with such make-whole fundamental change. To the extent that any common units become issuable upon conversion of the notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act.

Upon the occurrence of a fundamental change (as defined in the indenture) holders of the notes may require NEP to repurchase all or a portion of their notes for cash in an amount equal to the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any. The notes are not redeemable at NEP’s option prior to maturity.

The indenture contains, among other provisions, certain default and acceleration provisions relating to the failure to make required payments or to observe other covenants in the indenture and related documents, certain bankruptcy-related events and certain cross-default provisions with respect to other indebtedness agreements or instruments of NEP or NEP OpCo.

The foregoing description of the indenture and the notes does not purport to be complete and is qualified in its entirety by reference to the complete text of the indenture (including the form of notes), a copy of which is filed as Exhibit 4 to this Current Report on Form 8-K and is incorporated herein by reference.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

NEP used approximately $63 million of the net proceeds from the sale of the notes to pay the costs of capped call transactions entered into by NEP with the initial purchaser and certain other financial institutions. The capped call transactions initially have a strike price of $76.1638 and a cap price of $120.5930 in each case per NEP common unit and subject to adjustment in certain circumstances. If, upon conversion of the notes, the price per NEP common unit during the relevant valuation period is above the strike price, there would generally be payments to NEP (if NEP elects to cash settle) or an offset of potential dilution to NEP's common units (if NEP elects to settle in NEP common units).

In addition, NEP entered into a registration rights agreement with the initial purchaser, for the benefit of the initial purchaser and holders of the notes, pursuant to which, among other things, NEP has agreed to file a shelf registration statement with the Securities and Exchange Commission and use its commercially reasonable efforts to cause such registration statement to become effective on or prior to December 3, 2021, covering resales of NEP common units, if any, issuable upon conversion of the notes.

    SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description
4	Indenture, dated as of December 3, 2020, by and among NextEra Energy Partners, LP, NextEra Energy Operating Partners, LP and The Bank of New York Mellon, as trustee
101	Interactive data files for this Form 8-K formatted in Inline XBRL
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 9, 2020

NEXTERA ENERGY PARTNERS, LP
(Registrant)

JAMES M. MAY
James M. May Controller and Chief Accounting Officer
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